As filed with the Securities and Exchange Commission on August 14, 2009
     Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

IKONICS CORPORATION
(Exact name of Registrant as specified in its charter)

Minnesota	41-0730027
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4832 Grand Avenue Duluth, Minnesota	55807
(Address of principal executive offices)	(Zip Code)
IKONICS CORPORATION 1995 STOCK INCENTIVE PLAN
(Full title of the plan)
Jon Gerlach
Chief Financial Officer and Vice President of Finance
IKONICS Corporation
4832 Grand Avenue
Duluth, Minnesota 55807
(Name and address of agent for service)
Telephone number, including area code, of agent for service: (218) 628-2217
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. Check one:
large accelerated filer ☐	accelerated filer ☐	non-accelerated filer ☐ (Do not check if smaller reporting company)	smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
	Amount	Offering	Aggregate	Amount of
	To Be	Price Per	Offering	Registration
Title of Securities to be registered	Registered (1)	Share (2)	Price (2)	Fee
Common Stock, $.10 par value	100,000	$5.55 (3)	$555,000	$30.97

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)	Estimated solely for the purpose of determining the registration fee.

(3)	Computed in accordance with Rule 457(c) and (h) of the Securities Act. This computation is based on the average of the high and low prices as reported on the Nasdaq Capital Market on August 11, 2009.

IKONICS CORPORATION
EXPLANATORY NOTE
     This Registration Statement on Form S-8 is being filed for the purpose of registering 100,000 shares of the Registrant’s Common Stock to be issued pursuant to the IKONICS Corporation 1995 Stock Incentive Plan (the “Plan”). In accordance with Section E of the General Instructions to Form S-8, the Registration Statement previously filed with the Securities and Exchange Commission (the “Commission”) relating to the Plan (File No. 333-92893) is incorporated by reference herein.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents of the Registrant filed with the Commission pursuant to the Securities Exchange Act of 1934 are, as of their respective dates, incorporated herein by reference and made a part hereof:
     (1) The Annual Report on Form 10-K of the Registrant for the fiscal year ended December 31, 2008 (which incorporates by reference certain portions of the Registrant’s definitive proxy statement for its 2009 annual meeting of shareholders) filed pursuant to Section 15(d) of the Securities Exchange Act of 1934;
     (2) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the filing of the annual report referred to in (1) above; and
     (3) The description of the Registrant’s Common Stock that is contained in the Registration Statement on Form 10-SB (File No. 000-25727), as amended (declared effective on June 4, 1999), filed under the Securities Exchange Act of 1934 and all amendments and reports filed for the purpose of updating this description.
     All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all of the shares of Common Stock offered have been sold or that deregisters all shares of the Common Stock then remaining unsold shall be deemed to be incorporated by reference in and a part of this Registration Statement from the date of filing of these documents.
     Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission, this indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable.
     The Registrant also maintains a director and officer insurance policy to cover the Registrant, its directors and its officers against certain liabilities.
Item 4. Description of Securities.
     Not Applicable.
Item 5. Interests of Named Experts and Counsel.
     Not Applicable.

Item 6. Indemnification of Directors and Officers.
     Under Article V, Sections 1 and 2 of the Registrant’s By-Laws, as amended, and Article 8, Section 8.5 of the Registrant’s Restated Articles of Incorporation, as amended, the Registrant indemnifies its directors and officers and advances litigation expenses to the fullest extent required or permitted by Minnesota Statutes Section 302A.521. This indemnification is subject to the requirement in the case of legal judgments, that the individual seeking indemnification is not finally adjudged to have been guilty of willful misconduct detrimental to the best interests of the Registrant. Section 302A.521 requires the Registrant to indemnify a person made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person with respect to the Registrant, against judgments, penalties, fines, including without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, if, with respect to the acts or omissions of the person complained of in the proceeding, such person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person’s performance in the official capacity of director or, for a person not a director, in the official capacity of officer, committee member, employee or agent, reasonably believed that the conduct was in the best interests of the Registrant, or in the case of performance by a director, officer, employee or agent of the Registrant as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the Registrant. In addition, Section 302A.521, subd. 3, requires payment by the Registrant upon written request, of reasonable expenses in advance of final disposition in certain instances.
     The Restated Articles of Incorporation of the Registrant, as amended, eliminate the personal liability of a director to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except under certain circumstances involving any breach of the director’s duty of loyalty to the Registrant or its shareholders, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or for any unlawful acts under Sections 302A.559 or 80A.23 of Minnesota Statutes.
Item 7. Exemption from Registration Claimed.
     Not Applicable.
Item 8. Exhibits.

Exhibit No.	Description

3.1	Restated Articles of Incorporation of Registrant, as amended. (Incorporated by reference to the like numbered Exhibit to the Registrant’s Registration Statement on Form 10-SB filed with the Commission on April 7, 1999 (Registration No. 000-25727).)

3.2	By-Laws of the Registrant, as amended. (Incorporated by reference to the like numbered Exhibit to the Registrant’s Current Report on Form 8-K filed with the Commission on February 22, 2007 (File No. 000-25727).)

5	Opinion of Faegre & Benson LLP, counsel for the Registrant.

10	IKONICS Corporation 1995 Stock Incentive Plan, as amended.

23.1	Consent of Faegre & Benson LLP. (Included in Exhibit 5 to this Registration Statement.)

23.2	Consent of McGladrey & Pullen, LLP.

24	Powers of Attorney.

Item 9. Undertakings.
A. The Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Duluth, State of Minnesota on the 14th day of August, 2009.

IKONICS Corporation
By	/s/ Jon Gerlach
Jon Gerlach
Chief Financial Officer and Vice President of Finance

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on August 14, 2009 by the following persons in the capacities indicated:

Name	Title

/s/ William C. Ulland	Chairman, Chief Executive Officer, President and Director
William C. Ulland	(Principal Executive Officer)

/s/ Jon Gerlach Jon Gerlach	Chief Financial Officer and Vice President of Finance (Principal Financial and Accounting Officer)

/s/ * Charles H. Andresen	Director

/s/ * Rondi C. Erickson	Director

/s/ * H. Leigh Severance	Director

/s/ * Gerald W. Simonson	Director

/s/ * David O. Harris	Director

/s/ * Lockwood Carlson	Director

*	Jon Gerlach, by signing his name hereto, does hereby sign this document on behalf of each of the above-named directors of the registrant pursuant to powers of attorney duly executed by these persons.

/s/ Jon Gerlach
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.	Description	Description

3.1	Restated Articles of Incorporation of Registrant, as amended.	Incorporated by reference

3.2	By-Laws of the Registrant, as amended.	Incorporated by reference

5	Opinion of Faegre & Benson LLP, counsel for the Registrant.	Filed herewith

10	IKONICS Corporation 1995 Stock Incentive Plan, as amended.	Filed herewith

23.1	Consent of Faegre & Benson LLP.	Included in Exhibit 5 to this Registration Statement

23.2	Consent of McGladrey & Pullen, LLP.	Filed herewith

24	Powers of Attorney.	Filed herewith